Exhibit 99.1

CONTACT:	Jeffrey L. Thompson Executive Vice-President (310) 781-2222

EDELBROCK CORP. REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2004

TORRANCE, Calif. – September 10, 2004 – Edelbrock Corporation (Nasdaq NM: EDEL) today reported sales and earnings for its fiscal 2004 fourth quarter and year ended June 30, 2004.

For the quarter ended June 30, 2004, revenues totaled $38,030,000 as compared to revenues of $32,678,000 in the same period of fiscal 2003. Net income for the fourth quarter of fiscal 2004 was $1,320,000, or $0.24 per diluted share, compared to net income of $709,000, or $0.13 per diluted share, for the fourth quarter of fiscal 2003. Results for the quarter ended June 30, 2004 reflected professional fees and similar costs associated with the proposed “going-private” transaction totaling $496,000.

For the year ended June 30, 2004, revenues totaled $125,980,000 compared to revenues of $115,225,000 in fiscal 2003. Net income for fiscal 2004 was $3,979,000, or $0.72 per diluted share, compared to net income of $2,970,000, or $0.54 per diluted share, for fiscal 2003. Results for the year ended June 30, 2004 reflected gains on the sale of real estate assets totaling $445,000 (approximately $282,000 or $0.05 per diluted share, after tax) and professional fees related to the proposed “going-private” transaction totaling $496,000.

Edelbrock Corp. Reports Results for 4Q and Fiscal Year 2004 - Page 2

Edelbrock attributed its increase in sales for both the fourth quarter and fiscal 2004 to improvements in the national economy, favorable weather conditions that encouraged enthusiasts to perform desired upgrades, and continued strong customer acceptance of the Edelbrock brand and products, reinforced by Edelbrock’s marketing program. Despite Edelbrock’s strong performance in the fiscal 2004 periods, however, management noted that earnings growth continued to be hampered by continuing increases in worker’s compensation, utilities, and overall insurance costs.

Edelbrock reported that revenues for the fourth quarter were strong across a broad range of product categories. Sales of Edelbrock’s high-performance aluminum automotive cylinder heads rose $1.4 million, or 32.1% over the year-ago period, while sales of Edelbrock’s aluminum automotive intake manifolds improved $1.2 million, or 17.2%. Other lines that made notable contributions to Edelbrock’s quarterly sales growth included its popular automotive carburetors, up 4.7%; exhaust systems, up 20.0%; and shock absorbers rose 7.8% for the quarter. Edelbrock also received a $798,000, or 49.6% quarterly sales increase from its Russell Performance Products division. The Edelbrock Russell brand is a leading provider of performance plumbing and brake lines which includes street legal brake lines, oil lines, fuel lines, and filters for both automotive and motorcycle use, as well as other products for domestic and imported vehicles. In addition, Edelbrock reported an increase in third party casting work at its aluminum foundry, sales from which improved $263,000, or 25.9% from the fourth quarter of 2003.

Edelbrock reported that selling, general and administrative (SG&A) expense, as a percentage of revenues, decreased to 28.0% for the fourth quarter of fiscal 2004 from 29.0% in the year-ago period. Overall, SG&A increased 12.3%, or $1.2 million, to $10.7 million for the fourth quarter of fiscal 2004 compared to $9.5 million for the year-ago period. The quarterly and year-to-year increase in SG&A was primarily attributable to increased commissions, other variable selling expenses associated with higher revenues, and professional fees and similar costs associated with the proposed “going-private” transaction. Research and development (R&D) expenses for the fourth quarter of fiscal 2004 increased 5.1%, or $61,000, over the year-ago period, totaling $1.2 million. As a percent of revenues, R&D expenses decreased to 3.3% for the fourth quarter of fiscal 2004 from 3.6% in the same quarter of fiscal 2003.

Edelbrock Corp. Reports Results for 4Q and Fiscal Year 2004 - Page 3

About Edelbrock Corporation:

Founded in 1938, Torrance, California-based Edelbrock Corp. is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, the Company owns and operates a state-of-the-art aluminum foundry and its motorcycle carburetor division in San Jacinto, Calif., at which it manufactures many of its quality products.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Any statements set forth above which are not historical facts, including statements relating to future economic and climatic conditions, are forward-looking statements that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries, product demand, sales growth and activity levels, cash flows, dependence on key suppliers, market acceptance, manufacturing efficiencies, new product development, the success of planned advertising, marketing and promotional campaigns, and other risks identified herein and in other documents filed by the Company with the Securities and Exchange Commission. Other potential risks and uncertainties that may affect the Company’s business and financial condition include the potential effects of the proposal by Mr. Edelbrock to acquire the outstanding shares of the Company’s common stock not already beneficially owned or controlled by him such as (i) the distraction of the Company’s management from the operation of the Company’s business caused by the pendency of the proposed transaction and related litigation, required filings with the Securities and Exchange Commission, and any subsequent developments; and (ii) material increases in the Company’s expenses for professional services and other transaction and litigation related costs and expenses which are expected to be incurred whether or not the proposed transaction is consummated.

Edelbrock Corp. Reports Results for 4Q and Fiscal Year 2004 - Page 4

EDELBROCK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Fiscal Year ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$38,030,000	$32,678,000	$125,980,000	$115,225,000
Cost of sales	23,976,000	21,248,000	80,462,000	73,409,000

Gross profit	14,054,000	11,430,000	45,518,000	41,816,000

Operating expenses
Selling, general and administrative	10,661,000	9,492,000	35,740,000	33,671,000
Research and development	1,246,000	1,185,000	3,891,000	3,827,000

Total operating expenses	11,907,000	10,677,000	39,631,000	37,498,000

Operating income	2,147,000	753,000	5,887,000	4,318,000
Interest expense	—	(10,000)	(6,000)	(48,000)
Interest income	1,000	8,000	31,000	54,000
Gain on sale of assets and other (loss) income	(4,000)	7,000	453,000	23,000

Income before taxes on income	2,144,000	758,000	6,365,000	4,347,000
Taxes on income	824,000	49,000	2,386,000	1,377,000

Net income	$1,320,000	$709,000	$3,979,000	$2,970,000

Basic net income per share	$0.24	$0.13	$0.73	$0.54

Diluted net income per share	$0.24	$0.13	$0.72	$0.54

Basic weighted average number of shares outstanding	5,484,000	5,452,000	5,465,000	5,452,000
Effect of dilutive stock options and warrants	109,000	1,000	52,000	6,000

Diluted weighted average number of shares outstanding	5,593,000	5,453,000	5,517,000	5,458,000

     Certain prior period amounts have been reclassified for comparison with the 2004 presentation.

Edelbrock Corp. Reports Results for 4Q and Fiscal Year 2004 - Page 5

EDELBROCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2004	2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,540,000	$8,707,000
Accounts receivable, net	27,825,000	26,858,000
Inventories	28,399,000	26,398,000
Prepaid expenses and other	3,247,000	3,835,000

Total current assets	72,011,000	65,798,000
Property, plant and equipment, net	36,588,000	37,965,000
Real estate properties, net	229,000	266,000
Goodwill and license agreement	1,852,000	1,930,000
Other	599,000	1,441,000

Total assets	$111,279,000	$107,400,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,344,000	$12,038,000
Accrued expenses	5,503,000	4,692,000
Current portion of long-term debt	35,000	48,000

Total current liabilities	15,882,000	16,778,000
Long-term debt	179,000	494,000
Deferred income taxes	3,984,000	3,090,000
Shareholders’ equity	91,234,000	87,038,000

Total liabilities and shareholders’ equity	$111,279,000	$107,400,000